Exhibit 99.B(d)(2)(W)(i)

April 28, 2006

David Makowicz

Chief Operating Officer

ING Clarion Real Estate Securities

259 North Radnor-Chester Road

Suite 205

Radnor, PA  19087

Dear Mr. Makowicz:

Pursuant to the Sub-Advisory Agreement dated January 3, 2006 between ING Investments, LLC and ING Clarion Real Estate Securities L.P. (the “Agreement”), we hereby notify you of our intention to modify the annual sub-adviser fee for ING Global Real Estate Portfolio (the “Portfolio”), effective April 28, 2006, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, with the annual sub-adviser fee indicated for the Portfolio, is attached hereto.

Please signify your acceptance to the modified sub-adviser fee with respect to the Portfolio by signing below where indicated.

Very sincerely,

/s/Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Clarion Real Estate Securities L.P.

By:	/s/T. Ritson Ferguson
Name:	T. Ritson Ferguson
Title:	CIO, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING CLARION REAL ESTATE SECURITIES L.P.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)

ING Global Real Estate Portfolio	0.40% on first $250 million; 0.375% on next $250 million; and 0.35% thereafter